Exhibit 1.5

Joinder Agreement

Iris Energy Limited
Ordinary Shares
(no par value per share)
At Market Issuance Sales Agreement
March 21, 2024

WHEREAS, Iris Energy Limited, a corporation existing under the laws of Australia (the “Company”), and B. Riley Securities, Inc. (“B. Riley Securities”), Cantor Fitzgerald & Co. (“Cantor”) and Compass Point Research & Trading, LLC (“Compass Point”; each of B. Riley Securities, Cantor and Compass Point individually an “Agent” and collectively, the “Agents”), heretofore executed and delivered an At Market Issuance Sales Agreement, dated September 13, 2023 (the “Sales Agreement”), providing for the issuance and sale of Ordinary Shares (as defined therein); and

WHEREAS, the Company has elected to add Macquarie Capital (USA) Inc. (the “Additional Agent”) to the Sales Agreement as a sales agent.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sales Agreement.

NOW, THEREFORE, the Additional Agent hereby agrees as follows:

1.
Joinder. The Additional Agent acknowledges that it has received a copy of the Sales Agreement and acknowledges and agrees that by its execution and delivery hereof it shall: (i) join and become a party to the Sales Agreement; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgements applicable to the Agents in the Sales Agreement as if made by, and with respect to, the Additional Agent as of the date of the Sales Agreement as set forth in and in accordance with the terms of the Sales Agreement; and (iii) perform all obligations and duties of an Agent in accordance with the Sales Agreement.

2.	Appointment. The Company hereby appoints the Additional Agent as an “Agent” as defined in, and for all purposes under, the Sales Agreement, effective upon execution of this joinder agreement.

3.
Representations and Warranties. The Additional Agent hereby represents and warrants to and agrees that it has all requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Joinder Agreement and it has duly and validly taken all necessary action for the consummation of the transactions contemplated hereby and by the Sales Agreement.

4.	Survival. This Joinder Agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Sales Agreement.

5.
GOVERNING LAW. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first above written.

By:	IRIS ENERGY LIMITED (ACN 629 842 799)

By:	/s/ Daniel Roberts
	Name:	Daniel Roberts
	Title:	Director and Co-Chief Executive Office

By:	/s/ William Roberts
	Name:	William Roberts
	Title:	Director and Co-Chief Executive Office

By:	MACQUARIE CAPITAL (USA) INC.		By:	MACQUARIE CAPITAL (USA) INC.

By:	/s/ James Ridings		By:	/s/ Lucinda Sitt
	Name:	James Ridings		Name:	Lucinda Sitt
	Title:	Managing Director		Title:	Vice President

[Signature Page to Joinder to Sales Agreement]